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Ex-12a



                                                IDACORP
                                             Consolidated Financial Information
                                       Supplemental Ratio of Earnings to Fixed Charges

                                                              Twelve Months Ended December 31,                 Twelve Months
                                                                   (Thousands of Dollars)                          Ended
                                                                                                                March 31,
                                                   1994        1995         1996         1997         1998       1999
Earnings, as defined:
    Income before income taxes.................. $101,775     $127,342     $135,247     $133,570     $133,806   $138,831
    Adjust for distributed income of equity
      investees.................................      326       (2,058)      (1,413)      (3,943)      (4,697)    (7,490)
    Equity in loss of equity method
      investments...............................        0            0            0            0          458        611
    Minority interest in losses of
      majority owned subs.......................        0            0            0            0         (125)      (102)
    Supplemental fixed charges, as below........   68,946       72,826       73,018       72,208       72,496     73,073

        Total earnings, as defined.............. $171,047     $198,110     $206,852     $201,835     $201,938   $204,923

Fixed charges, as defined:
    Interest charges............................  $54,433      $56,456      $57,348      $60,761      $60,677    $61,179
    Preferred stock dividends of subsidiaries-
      gross up-Idcrp rate.......................   11,097       12,834       12,079        7,891        8,445      8,391
    Rental interest factor......................      794          925          991          982          801        934

        Total fixed charges.....................   66,324       70,215       70,418       69,634       69,923     70,504

    Supplemental increment to fixed charges*....    2,622        2,611        2,600        2,574        2,573      2,569

        Total supplemental fixed charges........  $68,946      $72,826      $73,018      $72,208      $72,496    $73,073

Supplemental ratio of earnings to fixed charges.     2.48x       2.72x        2.83x        2.80x        2.79x     2.80x

* Explanation of increment:
    Interest on the guaranty of American Falls Reservoir District bonds and Milner Dam Inc. notes which are already included in operating expense.

Exhibit 12-A
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